Exhibit 99.1

NeuroBo Pharmaceuticals Announces $10.0 Million Private Placement

BOSTON, January 19, 2021 -- NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company, today announced that it has entered into securities purchase agreements with certain institutional and accredited investors to raise $10.0 million through the issuance of an aggregate 2,500,000 shares of its common stock and warrants to purchase up to an aggregate of 2,500,000 shares of common stock, at a purchase price of $4.00 per share of common stock and associated warrant in a private placement. The closing of the private placement is expected to occur on or about January 21, 2021, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The warrants have an exercise price of $6.03 per share, are exercisable commencing six months following the issuance date and have a term of five and one-half years.

The Company intends to use the net proceeds for working capital, capital expenditures and general corporate purposes.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Under an agreement with the investors, the Company is required to file an initial registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors no later than January 25, 2021 and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 90 days after today in the event of a “full review” by the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc., a clinical-stage biotechnology company focused on developing and commercializing multimodal, disease-modifying therapies for neurodegenerative and cardiometabolic diseases, has a current portfolio of four drug candidates. The company's recently acquired ANA-001 candidate is a proprietary oral niclosamide formulation in development as a treatment for patients with moderate to severe COVID-19 (patients not requiring ventilators). Niclosamide is a potential oral antiviral and anti-inflammatory agent with a long history of use and a well-understood safety profile in humans. ANA-001 is currently being studied in a 60-subject Phase 2/3 clinical trial conducted at up to 20 clinical sites in the U.S. Niclosamide has demonstrated both antiviral and immunomodulatory activity with possible downstream effects on coagulation abnormalities observed in COVID-19. The company’s NB-01 candidate has been shown in a Phase 2 study to significantly reduce pain symptoms associated with painful diabetic neuropathy (PDN), with a superior safety profile when compared to currently available treatments. Due to global COVID-19 crisis, a planned Phase 3 study was postponed. In the interim,

NeuroBo is exploring a potential orphan drug indication targeting chronic pain for NB-01. NeuroBo's NB-02 drug candidate is focused on the treatment of Alzheimer's disease and neurodegenerative diseases associated with the pathological dysfunction of tau proteins in the brain. In addition, the Company's Gemcabene product candidate was developed for the treatment of dyslipidemia, a serious medical condition that increases the risk of life-threatening cardiovascular disease.

For more information visit: https://www.neurobopharma.com.

Forward-looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the completion of the private placement, the satisfaction of customary closing conditions related to the private placement and the intended use of net proceeds from the private placement as well as the development of NeuroBo’s product candidates and the therapeutic potential, timing and nature of clinical trials and potential regulatory approval of NeuroBo’s clinical programs and pipeline. Forward-looking statements are usually identified by the use of words, such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. These factors, risks and uncertainties include, but are not limited to: the timing, size and completion of the private placement, market and other conditions, the occurrence of health epidemics or contagious diseases, such as COVID-19, and potential effects on NeuroBo’s business, clinical trial sites, supply chain and manufacturing facilities; NeuroBo’s ability to continue as a going concern; the timing of completion of NeuroBo’s planned clinical trials; the timing of the availability of data from NeuroBo’s clinical trials; NeuroBo’s plans to research, develop and commercialize its current and future product candidates, including with respect to ANA-001; NeuroBo’s ability to successfully collaborate with existing collaborators or enter into new collaborations and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of NeuroBo’s product candidates; the impact of government laws and regulations; NeuroBo’s ability to protect its intellectual property position; and NeuroBo’s need for additional financing to fulfill its stated goals; and other factors discussed in the "Risk Factors" section of NeuroBo’s Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent NeuroBo’s views as of the date hereof. NeuroBo anticipates that subsequent events and developments will cause its views to change. However, while NeuroBo may elect to update these forward-looking statements at some point in the future, NeuroBo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing NeuroBo’s views as of any date subsequent to the date hereof.

Contacts:

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com